Royalty Payment Rights Certificate No. RPRC-__

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES, AND ANY INTEREST THEREIN, MAY NOT BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Effective Date:

MOTUS GI HOLDINGS, INC.

ROYALTY PAYMENT RIGHTS CERTIFICATE

Motus GI Holdings, Inc., a Delaware corporation (the “Company”), for value received on                    (the “Effective Date”), hereby issues to                     (the “Certificate Holder”) this Royalty Payment Rights Certificate (the “Certificate”) to receive            % of the aggregate Royalty Amount payable from time to time to the Holders of the Royalty Payment Rights Certificates (the “Certificate Payment”). This Certificate is one of a series of payment rights certificates of like tenor that have been issued to the former holders of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) which have been converted into fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in connection with the Company’s mandatory conversion of all outstanding Series A Convertible Preferred Stock on                  . All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Exhibit A, attached hereto.

1.	DURATION OF CERTIFICATE

(a) Timing of Payments to Certificate Holder. The Certificate Holder will be entitled to receive the Certificate Payments as described in Section (c) of Exhibit A, attached hereto.

(b) Royalty Period. This Certificate shall become void and of no value upon the expiration of the Royalty Term.

2.	ISSUANCE OF CERTIFICATE

The Company shall register this Certificate upon records to be maintained by the Company for that purpose in the name of the record holder of such Certificate from time to time. The Company may deem and treat the registered Certificate Holder of this Certificate as the absolute owner thereof for the purpose of any Certificate Payments to the Certificate Holder thereof and for all other purposes.

3.	TRANSFERS AND EXCHANGES OF CERTIFICATE

(a) Registration of Transfers and Exchanges. Subject to Section 3(c), upon the Certificate Holder’s surrender of this Certificate, with a duly executed copy of the Form of Assignment attached as Exhibit B and a written opinion of legal counsel addressed to the Company that the proposed transfer of the Certificate may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”), which opinion will be in form and from counsel reasonably satisfactory to the Company, to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Certificate Holder, the Company shall register the transfer of all or any portion of this Certificate. Upon such registration of transfer, the Company shall issue a new Certificate, in substantially the form of this Certificate, evidencing the rights to receive Certificate Payments transferred, to the transferee, and a new Certificate, in similar form, evidencing the remaining rights to receive Certificate Payments not transferred, to the Certificate Holder requesting the transfer.

(b) Certificate Exchangeable for Different Denominations. The Certificate Holder may exchange this Certificate for a new Certificate or Certificates, in substantially the form of this Certificate, evidencing in the aggregate the right to receive the Certificate Payment which may then be received hereunder, each of such new Certificates to be dated the date of such exchange and to represent the right to receive such percentage of Certificate Payments as shall be designated by the Certificate Holder. The Certificate Holder shall surrender this Certificate with duly executed instructions regarding such re-certification of this Certificate to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Certificate Holder.

(c) Restrictions on Transfers. This Certificate may not be transferred at any time without (i) registration under the Securities Act or (ii) an exemption from such registration and a written opinion of legal counsel addressed to the Company that the proposed transfer of the Certificate may be effected without registration under the Securities Act, which opinion will be in form and from counsel reasonably satisfactory to the Company.

(d) Permitted Transfers and Assignments. Notwithstanding any provision to the contrary in this Section 3, the Certificate Holder may transfer, with or without consideration, this Certificate (or a portion thereof) to the Certificate Holder’s Affiliates (as such term is defined under Rule 144 of the Securities Act) without obtaining the opinion from counsel that may be required by Section 3(c)(ii), provided, that the Certificate Holder delivers to the Company and its counsel certification, documentation and other assurances reasonably required by the Company’s counsel to enable the Company’s counsel to render an opinion to the Company’s transfer agent that such transfer does not violate applicable securities laws.

4.	MUTILATED OR MISSING CERTIFICATE

If this Certificate is mutilated, lost, stolen or destroyed, upon request by the Certificate Holder, the Company will, at its expense, issue, in exchange for and upon cancellation of the mutilated Certificate, or in substitution for the lost, stolen or destroyed Certificate, a new Certificate, in substantially the form of this Certificate, representing the right to receive the equivalent amount of Certificate Payments; provided, that, as a prerequisite to the issuance of a substitute Certificate, the Company may require satisfactory evidence of loss, theft or destruction as well as an indemnity from the Certificate Holder of a lost, stolen or destroyed Certificate.

5.	NO RIGHTS IN COMPANY’S SECURITIES

No holder of this Certificate, as such, shall be entitled to vote or be deemed the holder of any other securities of the Company, nor shall anything contained herein be construed to confer upon the holder of this Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise.

6.	NOTICES

All notices, consents, waivers and other communications under this Certificate must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or email with confirmation of transmission by the transmitting equipment; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, if to the registered Certificate Holder hereof; or (d) seven (7) days after the placement of the notice into the mails (first class postage prepaid), to the Certificate Holder at the address, facsimile number or email address furnished by the registered Certificate Holder to the Company, or if to the Company, to it at 1301 East Broward Boulevard, 3rd Floor, Ft. Lauderdale, FL 33301, Attn: Chief Financial Officer (or to such other address, facsimile number or email address as the Certificate Holder or the Company as a party may designate by notice to the other party).

7.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Certificate invalid or unenforceable, the other provisions of this Certificate will remain in full force and effect. Any provision of this Certificate held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.	BINDING EFFECT

This Certificate shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the registered Certificate Holder or Certificate Holders from time to time of this Certificate.

9.	GOVERNING LAW

This Certificate will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

10.	DISPUTE RESOLUTION

In the case of a dispute as to the arithmetic calculation(s) of the Royalty Amount and/or the Certificate Payment, the Company shall submit the disputed arithmetic calculation(s), via facsimile within two (2) Business Days of receipt of a written notice from the Certificate Holder giving rise to such dispute, to the Certificate Holder. If the Certificate Holder and the Company are unable to agree upon such arithmetic calculation(s) of the Royalty Amount and/or the Certificate Payment within three (3) Business Days of such disputed arithmetic calculation(s) being submitted to the Certificate Holder, then the Company shall, within two (2) Business Days, submit via facsimile the disputed arithmetic calculation(s) of the Royalty Amount and/or the Certificate Payment to the Company’s independent, outside accountant. The Company shall cause at its expense the accountant to perform the arithmetic calculation(s) and notify the Company and the Certificate Holder of the results no later than ten (10) Business Days from the time it receives the disputed arithmetic calculation(s). Such accountant’s arithmetic calculation(s) shall be binding upon all parties absent demonstrable error.

11.	NO THIRD PARTY RIGHTS

This Certificate is not intended, and will not be construed, to create any rights in any parties other than the Company and the Certificate Holder, and no person or entity may assert any rights as a third-party beneficiary hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed as of the date first set forth above.

MOTUS GI HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Royalty Payment Rights Certificate]

EXHIBIT A

ROYALTY PAYMENT RIGHTS

The Holders of the Royalty Payments Rights Certificates (the “Royalty Payment Rights Certificates”) of Motus GI Holdings, Inc. (the “Company”) have the royalty payment rights (the “Royalty Payment Rights”), as set forth in and subject to the terms and conditions of this Exhibit A to this Royalty Payment Rights Certificate.

Section (a) Definitions. For purposes of this Exhibit A, the following terms have the following meanings:

“Affiliate” means any Person controlled directly or indirectly through one or more intermediaries by the Company. A Person shall be regarded as in control of the Company if the Company owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

“First Commercial Sale” means, on a country by country basis, with respect to a Product, the first bona fide sale of such Product to a third party by or on behalf of the Company or its Affiliates in a country after Regulatory Approval has been achieved for such Product in such country. For greater certainty, sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale, so long as the Product is provided free of charge, or at or below cost.

“Holder” shall mean the owner of the Royalty Payment Rights Certificate.

“Licensing Proceeds” means all cash received by the Company and its Affiliates from third party licensees or partners with respect to licensing or partnering arrangements with respect to a Product, including, without limitation, (i) royalties based on sales of Products by third party licensees or their sublicensees; (ii) any licensing fees (including, without limitation, upfront fees) for rights to develop or commercialize Products, or other payments in connection with the licensing of rights with respect to Products; (iii) milestone payments (including without limitation, those based on development, regulatory or commercialization milestones for Products); and (iv) research and development funding.

“Net Sales” means for any period, the gross amount invoiced by the Company and its Affiliates for the sale of Products (including, without limitation, third party agents, distributors and wholesalers), less the total of the following, to the extent applicable:

-Exhibit A-1-

(i)	trade, cash and/or quantity discounts not already reflected in the amount invoiced;

(ii)	all excise, sales and other consumption taxes (including VAT) and custom duties, whether or not specifically identified as such in the invoice to the third party;

(iii)	freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the third party;

(iv)	amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors;

(v)	any royalty amounts or license fees payable by the Company to a non-Affiliate third party for access to, or licensing of, such non-Affiliate third party’s intellectual property rights for use or exploitation of the Products; and

(vi)	rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration, United States Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

For purposes of determining Net Sales, “sale” will not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes. “Net Sales” also excludes all Licensing Proceeds received by the Company and its Affiliates from third party licensees to the extent that a royalty payment has otherwise been made with respect to such Licensing Proceeds.

“Patent” shall mean all national, regional and international (a) issued patents, including without limitation utility patents, design patents and utility models; (b) pending patent applications (whether provisional or non-provisional); (c) divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions or restorations of any of the foregoing, and patents resulting from any opposition or post-grant proceedings, including without limitation post-grant review, covered business method patent review, inter partes review and derivation proceedings; and (d) any other forms of governmental authority issued rights substantially similar to any of the foregoing.

“Person” means an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

“Product” means either (i) the Pure-Vu system, including disposables, parts and services or (ii) any other system or device that is covered by a Patent issued to or issuable to the Company as of December 20, 2016.

“Record Date” means the third Business Day prior to the applicable date, as determined in Section (c) of this Exhibit A, on which a Royalty Amount is payable by the Company.

-Exhibit A-2-

“Regulatory Approval” means the approval of the Company’s Pure-Vu system product candidate by the U.S. Food and Drug Administration or the European Medicines Agency.

“Royalty Amount” shall have the meaning set forth in Section (b) of this Exhibit A.

“Royalty Term” means, with respect to each Product, on a country by country basis in each country, commencing on the First Commercial Sale of the Product, if the Company is commercializing the Product directly, or the date the Company enters into a licensing agreement or partnering agreement for such Product until the last of:

(i)	the expiration of the last to expire of the Valid Claims covering such Product in such country; or

(ii)	the expiration of any regulatory exclusivity period covering such Product in such country.

For clarity, by way of example, the Royalty Term in the United States extends to October 2026 as of December 20, 2016, which period may be altered by the prosecution of the Company’s Patent claims and new Patent filings from time-to-time.

“Valid Claim” means a claim (i) of an issued and unexpired United States Patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise or (ii) of any Patent application included that has not been cancelled, withdrawn or abandoned or been pending for more than six (6) years.

Section (b) Royalties. During the Royalty Term, the Company will pay to the Holders, with the allocation between Holders determined as set forth in Section (d) of this Exhibit A, in aggregate, a royalty in an amount (referred to as the “Royalty Amount”) equal to:

Company Commercializes Product Directly	The Rights to Commercialize the Product is Sublicensed by Company to a Third-Party
3.0% of any Net Sales.*	5.0% of any Licensing Proceeds.**

* Notwithstanding the foregoing, with respect to Net Sales based Royalty Amounts, (a) no Net Sales based Royalty Amount shall begin to accrue or become payable until the Company has first generated, in the aggregate, since its inception, Net Sales equal to $20 million (the “Initial Net Sales Milestone”), and royalties shall only be computed on, and due with respect to, Net Sales generated in excess of the Initial Net Sales Milestone, and (b) the total Net Sales based Royalty Amount due and payable in any calendar year shall be subject to a cap per calendar year of $30 million.

** Notwithstanding the foregoing, with respect to Licensing Proceeds based Royalty Amounts, (a) no Licensing Proceeds based Royalty Amount shall begin to accrue or become payable until the Company has first generated, in the aggregate, since its inception, Licensing Proceeds equal to $3.5 million (the “Initial Licensing Proceeds Milestone”), and royalties shall only be computed on, and due with respect to, Licensing Proceeds in excess of the Initial Licensing Proceeds Milestone, and (b) the total Licensing Proceeds based Royalty Amount due and payable in any calendar year shall be subject to a cap per calendar year of $30 million.

-Exhibit A-3-

Section (c) Timing of Royalty Payments. With respect to Products that the Company commercializes directly, royalty payments, if any, will be paid annually fifteen (15) Business Days after the issuance of the Company’s audited financial statements for the prior year in which such Net Sales were generated by the Company; for the avoidance of doubt, such payments shall begin only upon achievement of the Initial Net Sales Milestone without regard to whether the Initial Licensing Proceeds Milestone has been met. With respect to Products that the Company sublicenses or otherwise disposes of to a third-party, royalty payments, if any, will be paid ten (10) Business Days after the end of the applicable quarter in which such Licensing Proceeds were received by the Company; for the avoidance of doubt, such payments shall begin only upon achievement of the Initial Licensing Proceeds Milestone without regard to whether the Initial Net Sales Milestone has been met.

Section (d) Allocation of Royalty Payment. Once the Royalty Amount has been calculated as set forth in Section (b) of this Exhibit A, the royalty payable to each Holder shall be calculated by multiplying the Royalty Amount by the percentage set forth in each Holder’s Royalty Payment Rights Certificate.

Section (e) Certificated Rights. The Royalty Payment Rights shall soley be evidenced by the Royalty Payment Rights Certificates. Only the registered holder, as reflected on the Company's books and records, on the applicable Record Date has any right to receive a Royalty Payment.

Section (f) Unsecured Obligations. The Royalty Payment Rights are unsecured obligations of the Company.

Section (g) Amendments, Modifications and Waivers. All amendments, modifications or waivers to the Royalty Payment Rights shall require the written consent of the Company and the holders of Royalty Payment Rights Certificates representing, in the aggregate, the right to receive at least 50% of any Royalty Amount payable by the Company.

-Exhibit A-4-

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, ___________________________________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Certificate (as defined in and evidenced by the attached Certificate) to receive the percentage of the Certificate Payment set opposite the name of such assignee below, and in and to the foregoing Certificate with respect to said rights to receive Certificate Payments:

Name of Assignee	Address	Certificate Payment Percentage

If the total above does not represent all of the Certificate Payment evidenced by the foregoing Certificate, the undersigned requests that a new Certificate evidencing the right to receive the remaining portion of the Certificate Payment not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):
Signature:
By:
Title:
Dated: